ALLBRITTON COMMUNICATIONS COMPANY
                      808 17th Street, N.W.
                            Suite 300
                     Washington, D.C.  20006

                    Dated as of:  May 14, 1997


BankBoston, N.A.                                       Bank of Montreal
(f/k/a The First National Bank of Boston),                  Mellon Bank,
N.A.
 individually and as Agent


     Re:  Modification No. 3 to Revolving Credit Agreement


Ladies and Gentlemen:

     Reference is made to the Revolving Credit Agreement, dated as of April 16, 1996 (as amended, modified or supplemented from time to time and in effect, the "Credit Agreement"), by and among Allbritton Communications Company (the "Borrower"), the financial institutions party thereto (the "Banks") and BankBoston, N.A. (f/k/a The First National Bank of Boston), as agent for the Banks (the "Agent"). All capitalized terms used herein and not defined herein shall have the meanings specified for such terms in the Credit Agreement.

     The Borrower has requested the Agent and the Banks to amend the Credit Agreement in certain respects.

     The Agent and the undersigned Majority Banks are willing to amend the Credit Agreement on the terms and subject to the conditions set forth in this letter agreement (this "Modification").

     Accordingly, the parties hereto hereby agree as follows:


                            ARTICLE I

                 MODIFICATION TO CREDIT AGREEMENT

     SECTION 1.1.  The Credit Agreement is hereby amended as follows:

     (a) The following definition is hereby amended and restated in their entirety to read as follows:

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          "Applicable Margin.  With respect to any fiscal quarter of the
Borrower, the applicable percentage set forth below opposite the Leverage Ratio determined for the most recently ended fiscal quarter for which the Borrower has delivered financial statements pursuant to 6.4(a) or (b):


                   Eurodollar
                     Rate              Base Rate
                   Applicable          Applicable
 Leverage Ratio      Margin              Margin
------------       ----------          ----------

Greater than or
equal to 6.5:1.0         2.50%               1.25%

Less than 6.5:1.0
but greater than or
equal to 6.0:1.0         2.25%               1.00%

Less than 6.0:1.0
but greater than or
equal to 5.5:1.0         2.00%               0.75%

Less than 5.5:1.0
but greater than
or equal to 5.0:1.0      1.75%               0.50%

Less than 5.0:1.0
but greater than
or equal to 4.5:1.0      1.50%               0.25%

Less than 4.5:1.0
but greater than
or equal to 4.0:1.0      1.25%               0.00%

Less than 4.0:1.0        1.00%               0.00%






provided, that if the Borrower's financial statements are not furnished to the Banks pursuant to 6.4(a) or (b) hereof within five (5) Business Days after the relevant period


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of time specified in 6.4, the Applicable Margin with respect to all Loans shall be 2.50% (or 1.25%, for Base Rate Loans) during the period commencing on the date such statements are due and (provided that such financial statements are subsequently furnished to the Banks) ending on the date two (2) days following the delivery to the Agent of the financial statements to be furnished pursuant to 6.4(a) or (b) for the appropriate period."

     (b) The following definitions are hereby added to Section 1.1 of the Credit Agreement to read as follows:

     "Senior Debt. In relation to any Person at any time, the aggregate amount of Consolidated Funded Debt less Indebtedness outstanding under the Subordinated Debt Documents."

     "Senior Leverage Ratio. As of any date of determination, the ratio of (i) Consolidated Senior Debt of the Borrower and its Subsidiaries as at such date to
(ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date."

     (c) Section 8.1 of the Credit Agreement is hereby amended by substituting the following for the table contained in 8.1:

                    Period              Ratio

          Prior to 1/1/97                    1.60:1
          1/1/97 through 9/30/98             1.40:1
          10/1/98 through 9/30/99            1.50:1
          10/1/99 and thereafter             1.60:1


     (d) Section 8.2 of the Credit Agreement is hereby amended by substituting the following for the table contained in 8.2:

                    Period              Ratio

          Prior to 1/1/97                    6.00:1
          1/1/97 through 9/30/97             7.00:1
          10/1/97 through 9/30/98            6.50:1
          10/1/98 through 9/30/99            6.25:1
          10/1/99 through 9/30/00            6.00:1
          10/1/00 and thereafter             5.75:1

     (e) Section 8 is hereby amended by inserting the following 8.4 at the end thereof:


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     8.4 Senior Leverage Ratio.  The Borrower will not permit the Senior
Leverage Ratio as at the end of any fiscal quarter to exceed 1.00 to 1.


                            ARTICLE II

                  REPRESENTATIONS AND WARRANTIES

     The Borrower hereby represents and warrants to the Agent and each of the Banks as of the date of this Modification as follows:

     SECTION 2.1. Binding Effect of Documents, etc. This modification has been duly executed and delivered by the Borrower. The agreements and obligations of the Borrower contained in this Modification constitutes the legal, valid and binding obligation of the Borrower and are enforceable against the Borrower in accordance with their respective terms, except that (a) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (b) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 2.2. Corporate Authority, etc. The execution and delivery by the Borrower of this Modification has been duly and properly authorized by all necessary corporate or other action on the part of the Borrower and does not (a) contravene any provision of its certificate of incorporation, by-laws or other comparable governing documents, (b) conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under or result in the creation of any lien upon any of the property of the Borrower under, any agreement or instrument to which it is a party or by which the Borrower or its property is bound, (c) violate or contravene any provision of any requirement of law or any decree, license, order or judgment of any Governmental Authority binding on the Borrower or its subsidiaries, in any of the foregoing cases in a manner that is reasonably likely to result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower and its subsidiaries, taken as a whole or the Borrower's ability to perform the Obligations, (d) result in or permit the acceleration of any Indebtedness of the Borrower, or (e) require any consents or approvals from any shareholders of the Borrower.

     SECTION 2.3. No Defaults. After giving effect to this Modification, no Defaults or Events of Default are continuing.


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                           ARTICLE III

                          EFFECTIVENESS

     This Modification shall be effective, as of the date set forth above, upon receipt by the Agent of (a) counterparts of this Agreement duly executed and delivered by each of the Majority Banks and the Borrower and (b) payment by the Borrower of an amendment fee of .125% on each Banks pro rata Commitment. Upon effectiveness of this Modification, Sections 8.1 and 8.2 of the Credit Agreement will be deemed to have retroactive effect to January 1, 1997.


                            ARTICLE IV

                PROVISIONS OF GENERAL APPLICATION

     Except as otherwise expressly provided by this Modification, all of the terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents remain unaltered. All of the Obligations of the Borrower to the Agent and the Banks under the Credit Agreement and the other Loan Documents are, by the execution and delivery by the Borrower of this Modification, ratified and confirmed by the Borrower in all respects. This Modification and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of The Commonwealth of Massachusetts. This Modification shall be a Loan Document. This Modification shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors in title and assigns. This Modification may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Modification, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto.

     If you are in agreement with the foregoing, please sign the enclosed counterparts of this Modification and return such counterparts to the undersigned, whereupon this Modification shall become a binding agreement between the undersigned, the Agent and the Banks on and as of the date first above written.

                              Very truly yours,

                              ALLBRITTON COMMUNICATIONS
                               COMPANY



                              By:   Henry D. Morneault

                                Title:  Chief Financial Officer



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     The foregoing Modification is hereby accepted by the undersigned Agent and
Majority Banks on and as of the date first above written.

BANKBOSTON, N.A.
(f/k/a The First National Bank of Boston), individually and as Agent



By:   /s/ David B. Herter
  Tile:  Managing Director


MELLON BANK, N.A.



By:   /s/ John T. Kranefuss
  Title:  Assistant Vice President


BANK OF MONTREAL



By:   /s/ Allegra Griffiths
  Title:  Director



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